Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-261810

Prospectus Supplement No. 1
(to Prospectus dated April 14, 2022)

344,871,956 Shares of Class A Common Stock
Up to 12,669,300 PIPE Warrants
Up to 1,300,000 OTM Warrants
Up to 257,500 Private Placement Warrants
Up to 28,750 Underwriter Warrants

This prospectus supplement updates, amends and supplements the prospectus dated April 14, 2022 (the “Prospectus”) related to (i) the resale by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 73,832,500 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), (ii) the issuance by us of up to 5,750,000 shares of Class A Common Stock upon exercise of the warrants issued to the public as part of the units in our initial public offering (the “Public Warrants”), (iii) the issuance by us and resale by the Selling Securityholders of up to (A) 12,669,300 shares of Class A Common Stock upon exercise of the warrants (the “PIPE Warrants”) that were issued to certain qualified institutional buyers and accredited investors pursuant to subscription agreements dated as of August 17, 2021, (B) 1,300,000 shares of Class A Common Stock upon exercise of the warrants (the “OTM Warrants”) originally issued to Aldel Investors LLC and FG SPAC Partners LP in a private placement in connection with our initial public offering, (C) 28,750 shares of Class A Common Stock upon exercise of the warrants (the “Underwriter Warrants”) originally issued to ThinkEquity LLC in connection with our initial public offering, and (D) 257,500 shares of Class A Common Stock upon exercise of the warrants (the “Private Placement Warrants” and, together with the Public Warrants, the PIPE Warrants, the OTM Warrants and the Underwriter Warrants, the “Warrants”) originally issued in a private placement in connection with our initial public offering, (iv) the issuance by us and resale by the Selling Securityholders of up to 251,033,906 shares of Class A Common Stock issuable upon exchange of shares of Class V common stock of the Company and Hagerty Group Units, and (v) the resale by the Selling Securityholders of up to 12,669,300 PIPE Warrants, 1,300,000 OTM Warrants, 257,500 Private Placement Warrants, and 28,750 Underwriter Warrants, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261810). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the SEC on May 9, 2022, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
We are also a “controlled company” within the meaning of the NYSE Listing Rules and, as a result, we qualify for exemptions from certain corporate governance requirements.
You should read the Prospectus, this prospectus supplement and any additional prospectus supplement or amendment carefully before you invest in our securities. Our Class A Common Stock and our Public Warrants are listed on the New York Stock Exchange under the symbols “HGTY” and “HGTY.WT,” respectively. On May 5, 2022, the closing price of our Class A Common Stock was $8.60 and the closing price for our Public Warrants was $1.52.
INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 9, 2022.